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                                                                   EXHIBIT 99.4



                           PURCHASE AND SALE AGREEMENT

                                  INTRODUCTION

         This Purchase and Sale Agreement (the "Agreement") is made and entered into on this 21st day of December, 2000 by and among XL Vision, Inc., a Delaware corporation (the "Company"), Safeguard Scientifics, Inc., a Pennsylvania corporation ("SSI"), Safeguard Delaware, Inc. a Delaware corporation ("SDI", and together with SSI, "Safeguard"), incuVest LLC, a Delaware limited liability company ("incuVest", and together with Safeguard, the "Purchasers").

         (a) BACKGROUND

         The Company owns shares of capital stock of eMerge Interactive, Inc. ("eMerge") and Chromavision Medical Systems, Inc. ("Chromavision") in the amounts set forth in Item B on EXHIBIT A hereto.

         As of the date hereof, the Company owes PNC Bank, National Association ("PNC Bank") an aggregate amount of $6,034,125 (the "PNC Debt") in respect of principal, interest and fees for indebtedness incurred under that certain Amended and Restated Loan and Security Agreement, dated November 21, 1997, as amended, between the Company and PNC Bank and as evidenced by that certain Amended and Restated Revolving Note dated April 29, 1999 in the original principal amount of $6,000,000 (the "PNC Note"). As a consequence of that certain Amended and Restated Limited Guaranty and Suretyship Agreement entered into by SSI, Safeguard Scientifics (Delaware), Inc. and SDI on December 30, 1998 (the "Guaranty") and that certain Amended and Restated Contribution and Sharing Agreement dated October 31, 2000 between SSI and incuVest (the "Contribution Agreement"), Safeguard and incuVest have agreed to guarantee the PNC Debt.

         Safeguard desires to purchase from the Company, and the Company desires to sell to Safeguard the numbers of shares of eMerge Class A common stock and Chromavision common stock as are identified in Item G on EXHIBIT A hereto (collectively, the "Safeguard Acquired Shares") for a total purchase price as identified in Item F on such EXHIBIT A (the "Safeguard Purchase Price"). incuVest desires to purchase from the Company, and the Company desires to sell to incuVest the numbers of shares of eMerge Class A common stock and Chromavision common stock as are identified in Item G on EXHIBIT A hereto (collectively, the "incuVest Acquired Shares", and together with the Safeguard Acquired Shares, the "Acquired Shares") for a total purchase price as identified in Item F on such EXHIBIT A (the "incuVest Purchase Price", and together with the Safeguard Purchase Price, the "Aggregate Purchase Price"). The Company desires, and each Purchaser desires for the Company, immediately to remit the Aggregate Purchase Price to PNC Bank in full satisfaction of the PNC Debt.


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         NOW, THEREFORE, in consideration of and on the basis of and in reliance upon the accuracy of the representations and warranties and the performance of the covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale of Acquired Shares. Subject to the terms and conditions hereinafter set forth, including the payment of the Safeguard Purchase Price by Safeguard and of the incuVest Purchase Price by incuVest in accordance with
Section 2.1 below, the Company hereby sells, assigns, conveys, transfers, and delivers to SDI the Safeguard Acquired Shares and to incuVest the incuVest Acquired Shares.

         2. Deliveries. On the date hereof the parties shall make the following deliveries and take the following actions:

            2.1 Payment of Purchase Price. On the date hereof on behalf of the Company, (i) Safeguard shall pay in immediately available funds the Safeguard Purchase Price, and (ii) incuVest shall pay in immediately available funds the incuVest Purchase Price as provided for in this Section 2.1. As an accommodation to the Company and in order to expeditiously effect the satisfaction of the PNC Debt, each Purchaser covenants to direct payment on behalf of the Company of the Aggregate Purchase Price (i.e., Safeguard, in respect of the Safeguard Purchase Price, and incuVest, in respect of the incuVest Purchase Price) by wire transfer of immediately available funds to PNC Bank, it being the legal intent of the parties hereto that such payment of the Aggregate Purchase Price shall be remitted to PNC Bank in full satisfaction of the PNC Debt. Payment of the Aggregate Purchase Price shall be made in accordance with the payment instructions set forth in the instrument attached hereto as EXHIBIT B.

            2.2 Delivery of Acquired Shares. The Company shall deliver free and clear of all pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for the Safeguard Acquired Shares and the incuVest Acquired Shares to SDI and incuVest, respectively, in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank. The Company's execution and delivery of this Agreement constitutes its instruction to Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA, which firm currently holds for the benefit of the Company certificates evidencing the Acquired Shares, to release such certificates to Purchasers in accordance with the Instruction Letter attached hereto as EXHIBIT C. The parties hereto agree to cause the transfer agents for the securities transferred hereunder to re-certificate, if necessary, the residual shares not transferred to Purchasers hereunder.

            2.3 Contribution Agreement. Safeguard and incuVest will execute and deliver to each other the Acknowledgement in the form of EXHIBIT D attached hereto which will terminate the effect of the Contribution Agreement with respect to the PNC Bank of the Loan and Security Agreement.

         3. Representations and Warranties of the Company. To induce the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Purchasers as follows:


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            3.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its properties.

            3.2 Authority and Binding Effect. The Company has the full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement (i) have been duly and validly authorized by all necessary corporate action required on the part of the Company, and (ii) do not contravene or violate the Certificate of Incorporation or bylaws of the Company. This Agreement has been duly and validly executed and delivered by the Company and assuming due execution and delivery by each of the Purchasers, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors' right and remedies generally.

            3.3 Ownership of Acquired Shares. The Company is the lawful record and beneficial owner of the Acquired Shares, free and clear of all pledges, liens, encumbrances, claims and other charges thereon of every kind, including, without limitation any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire any of the Acquired Shares from the Company at any time, or upon the happening of any stated event.

         4. Representations and Warranties of Purchasers. To induce the Company to enter into this Agreement and to consummate the transactions contemplated hereby, each Purchaser hereby severally represents and warrants to the Company with respect to itself as follows:

            4.1 Organization and Standing. Such Purchaser is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its respective organization, and such Purchaser has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate its properties.

            4.2 Authority and Binding Effect. Such Purchaser has the full power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by such Purchaser (i) has been duly and validly authorized by all necessary corporate or member action, as the case may be, required on the part of such Purchaser, and (ii) does not contravene or violate either SSI's or SDI's charter (in the case of Safeguard) or incuVest's Certificate of Formation or operating agreement (in the case of incuVest). This Agreement has been duly and validly executed and delivered by such Purchaser and assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, and similar laws affecting creditors' right and remedies generally.

            4.3 Investment Intent. Such Purchaser acknowledges and understands that none of the Acquired Shares have been registered under the Securities Act of 1933 (the "Act") nor any



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other securities or blue sky laws based upon the representations set forth in this Section 4.3. Such Purchaser, to the extent acquiring any Acquired Shares hereunder, is doing so solely for its own account and not with a view to, or for resale in connection with, any distribution thereof, except pursuant to an effective registration statement under the Act or pursuant to and in compliance with an exemption from such registration afforded by the Act or the rules and regulations promulgated thereunder. Each such Purchaser is an "accredited investor" as that term is defined in Regulation D promulgated under the Act and
(i) has such knowledge, sophistication and experience in financial and business matters so as to be capable of evaluating the merits and risks of its acquisition of the Acquired Shares and (ii) is able to bear the economic risks and lack of liquidity in holding the Safeguard Acquired Shares and the incuVest Acquired Shares, as applicable.

         5. Further Assurances. At the request of either Purchaser, the Company from time to time shall execute, acknowledge and deliver to such Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as may be necessary in order to vest more effectively in such Purchaser, or to put such Purchaser more fully in possession of, any of the Acquired Shares or as may otherwise be reasonably required to carry out the intent of the parties hereunder.

         6. Expenses; Sales and Transfer Taxes. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. The Company shall pay all documentary, stamp, sales, transfer, excise and other taxes incurred in connection with this Agreement and the transactions contemplated hereby.

         7. Headings; Gender; "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8. Contents of Agreement; Parties in Interest; Etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral are superseded by this Agreement.

         9. Exhibits. The Exhibits hereto are intended to be and hereby are specifically made a part of this Agreement.

        10. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal




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Express or other comparable delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                  (a) If to the Company, at 10315 102nd Terrace, Sebastian, Florida 32958, facsimile number (561) 589-2049 or at such other address designated by the Company to the other parties hereto in writing;

                  (b) If to Safeguard, at 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087, facsimile number (610) 293-0601 or at such other address designated by Safeguard to the other parties hereto in writing;

                  (c) If to incuVest, at 590 Madison Avenue, 32nd Floor, New York, NY 10022, facsimile number (212) 849-8170 or at such other address designated by Safeguard to the other parties hereto in writing.

         11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning conflict of laws.

         12. Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective successors, executors, personal representatives, heirs and assigns of each of the parties hereto.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.



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         IN WITNESS WHEREOF, the parties hereto have duly executed this Purchase and Sale Agreement on the date first written above.

                                     XL VISION, INC.



                                     By:
                                        ----------------------------
                                     Title:



                                     SAFEGUARD SCIENTIFICS, INC.


                                     By:
                                        ----------------------------
                                     Title:


                                     SAFEGUARD DELAWARE, INC.


                                     By:
                                        ----------------------------
                                     Title:



                                     INCUVEST LLC


                                     By:
                                        ----------------------------
                                     Title:




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                                                                      EXHIBIT A

       EXHIBIT A to
           PURCHASE AND SALE AGREEMENT
         CLOSING DATE - DECEMBER 21, 2000

A. PURCHASE PRICE CALCULATION:
              CLOSING PRICE                                           CVSN             EMRG
                                                                      ----             ----
              December 14,2000                                       $2.3750          $4.2500
              December 15,2000                                       $2.6875          $4.0625
              December 18,2000                                       $2.7500          $3.8750
              December 19,2000                                       $2.4688          $3.7188
              December 20,2000                                       $2.2500          $3.1875
              5 DAY AVERAGE CLOSING PRICE                            $2.5063          $3.8188
                                                                  ==========       ==========
              PURCHASE PRICE @ 85%                                   $2.1303          $3.2459
                                                                  ==========       ==========
B. TOTAL SHARES OWNED BY XL VISION                                 1,432,114        2,567,403
                                                                  ==========       ==========
C. AVAILABLE SHARES                                                  954,743        1,797,240
D. AGGREGATE VALUE of AVAILABLE SHARES                            $2,033,909       $5,833,744
E. RATIO of AGGREGATE VALUE of AVAILABLE SHARES                       25.85%           74.15%
F. AGGREGATE PURCHASE PRICE                        $6,034,125
    SAFEGUARD PURCHASE PRICE                       $3,017,063
    INCUVEST PURCHASE PRICE                        $3,017,062
                                                   ----------
G. SHARES PURCHASED - TOTAL                                          732,244        1,378,400
    SAFEGUARD ACQUIRED SHARES                                        366,122          689,200
    INCUVEST ACQUIRED SHARES                                         366,122          689,200